EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

US ECOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$1,536,247,769.00	0.0000927	$142,410.17
Fees Previously Paid
Total Transaction Valuation*	$1,536,247,769.00
Total Fees Due for Filing			$142,410.17
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$142,410.17

*Estimated for purposes of calculating the filing fee only. The maximum aggregate value was determined based upon the sum of: (A) 31,512,324 outstanding shares of common stock multiplied by $48.00 per share; (B) 562,833 shares of common stock underlying outstanding stock options with exercise prices below $48.00 per share multiplied by $3.42 (the difference between $48.00 and the weighted average exercise price of $44.58 per share); (C) 136,807 shares of common stock underlying outstanding restricted stock multiplied by $48.00 per share; (D) 200,955 shares of common stock issuable upon settlement of restricted stock units multiplied by $48.00 per share; and (E) 114,974 shares of common stock issuable upon settlement of performance stock unit awards multiplied by $48.00 per share.

** In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.0000927.

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